Exhibit 10.4
ARBITRON INC.
Amended and Restated
Schedule of Non-Employee Director Compensation 1/

Annual Retainer Fee	$30,000

Board Meeting Fees (In person or by telephone)	$1,500

Committee Chair Retainer	Audit Committee: $10,000
Other Committees: $7,500

Chairman of the Board Annual Retainer	The Chairman of the Board of Directors will also receive an additional annual retainer of $135,000.

Committee In Person Meeting Fees	$1,500

Committee Telephonic Meeting Fees	$750

Initial Option Awards	Each newly elected director will receive a one-time grant of options to purchase 15,000 shares of common stock, which options will vest and become exercisable in three equal installments of 5,000 shares over a three-year period and will expire 10 years from the date of grant.

Annual Option Awards	Beginning the year after initial election, each non-employee director will receive an annual grant of options to purchase 7,000 shares of common stock, which options will be fully vested upon grant. These options will become exercisable in full six months after the date of grant and will expire 10 years from the date of grant.

1/	All cash retainer fees and meeting fees payable to directors, except the Chairman of the Board’s Annual Retainer, may be partially or fully deferred at the election of each director into deferred stock units (DSUs) or may be paid at the election of each director in the form of stock options in lieu of cash.